Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GameSquare Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	99-1946435
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6775 Cowboys Way, Ste. 1335 Frisco, Texas	75034
(Address of Principal Executive Offices)	(Zip Code)

GameSquare Holdings, Inc. 2024 Stock Incentive Plan

Engine Media Holdings, Inc. Amended and Restated Omnibus Equity Incentive Plan

FaZe Holdings, Inc. 2022 Omnibus Incentive Plan

Faze Clan Inc. Amended and Restated 2019 Equity Incentive Plan

(Full Title of the Plans)

Justin Kenna

Chief Executive Officer

GameSquare Holdings, Inc.

6775 Cowboys Way, Ste. 1335

Frisco, TX 75034

(216) 464-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Alan A. Lanis, Jr.

Baker & Hostetler LLP

1900 Avenue of the Stars, Suite 2700

Los Angeles, CA 90067

Tel: (310) 442-8850

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by GameSquare Holdings, Inc., a Delaware corporation (“GameSquare”, “Company” or the “Registrant”), for purposes of registering: (i) 5,897,913 shares of common stock of GameSquare, par value $0.0001 per share (“Common Stock”), that may be issued pursuant to the GameSquare 2024 Stock Incentive Plan (the “2024 Plan”), (ii) 1,331,037 shares of Common Stock issuable pursuant to outstanding equity awards granted under the Engine Media Holdings, Inc. Amended and Restated Omnibus Equity Plan, which GameSquare previously assumed as successor in interest to Engine Media Holdings, Inc. (the “Prior Plan”); and (iii) 1,791,934 shares of Common Stock issuable pursuant to outstanding equity awards granted under the FaZe Plans (as defined below) with respect to shares (“FaZe Stock”) of FaZe Holdings, Inc., a Delaware corporation (“FaZe”), which were assumed by the Company and converted into equity awards in respect of shares of GameSquare Common Stock in connection with GameSquare’s acquisition of FaZe, as described below.

On March 7, 2024, pursuant to the Agreement and Plan of Merger, dated October 19, 2023 (as amended, the “Merger Agreement”), by and among GameSquare, FaZe and GameSquare Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of GameSquare (“Merger Sub”), Merger Sub merged with and into FaZe (the “Merger”), with FaZe continuing as the surviving corporation and as a wholly owned subsidiary of GameSquare.

As a result of the Merger, in accordance with the terms of the Merger Agreement, GameSquare assumed certain FaZe outstanding equity awards with respect to shares of FaZe Stock that were granted under the FaZe Holdings, Inc. 2022 Omnibus Incentive Plan (the “2022 FaZe Plan”) and the FaZe Clan Inc. Amended and Restated 2019 Equity Incentive Plan (the “2019 FaZe Plan” and together with the 2022 FaZe Plan, the “FaZe Plans”) and that were outstanding immediately prior to the effective time of the Merger (the “FaZe Awards”). The FaZe Awards were converted, in accordance with the terms of the Merger Agreement, into awards relating to GameSquare Common Stock.

On May 21, 2024, the Company adopted the 2024 Plan. In connection with the adoption of the 2024 Plan, no further awards will be made under the Prior Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) and has been or will be sent or given to participating service providers in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

GameSquare Holdings, Inc. (the “Company”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to eligible participants in the Plan pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

GameSquare Holdings, Inc.

6775 Cowboys Way, Ste. 1335

Frisco, TX 75034

Attention: General Counsel

Tel: (216) 464-6400

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which have been filed with the Commission, are incorporated in this Registration Statement by reference:

(a)	The prospectus of the Registrant constituting part of the Registrant’s registration statement on Form F-4 (File No. 333-275994) filed with the Commission on January 17, 2024, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b)	The Registrant’s Quarterly Report on Form 10-Q (File No. 001-39389) for the quarterly period ended March 31, 2024 filed with the Commission on May 20, 2024;

(c)	The Registrant’s Annual Report on Form 10-K (File No. 001-39389) for the fiscal year ended December 31, 2023 filed with the SEC on April 16, 2024, as amended by the Form 10-K/A (File No. 001-39389) filed with the Commission on April 30, 2024;

(d)	The Registrant’s Current Reports on Form 8-K filed on January 4, 2024, February 1, 2024, February 14, 2024, February 29, 2024, March 4, 2024, March 13, 2024, April 22, 2024, and May 16, 2024 (except for any portions of such Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission).

(e)	The description of the securities contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39389) filed with the Commission on June 14, 2021, including any amendment or report filed for the purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company has adopted provisions in its certificate of incorporation (“Certificate of Incorporation”) and its bylaws (“Bylaws”) provide that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Certificate of Incorporation and the Bylaws provide that the Company will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Certificate of Incorporation and the Bylaws, each as currently in effect, provide that the Company will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances

The Company maintains a general liability insurance policy that covers certain liabilities of the Company’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are incorporated herein by reference:

Exhibit No.	Description

4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the Commission on March 13, 2024)
4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed with the Commission on March 13, 2024)
4.4	Amended and Restated Omnibus Incentive Plan of the Registrant (as successor to Engine Media Holdings Inc.) (incorporated by reference to Exhibit 4.3 to Registrant’s Annual Report on Form 20-F/A filed with the Commission on December 20, 2023)
4.5	Faze Holdings Inc. 2022 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 of FaZe Holding Inc.’s Registration Statement on Form S-8 (File No. 333-267756) filed with the Commission on October 6, 2022)
4.6	Faze Clan Inc. Amended and Restated 2019 Equity Incentive Plan (incorporated by reference to Exhibit 99.5 of FaZe Holding Inc.’s Registration Statement on Form S-8 (File No. 333-267756) filed with the Commission on October 6, 2022)
4.7	GameSquare Holdings, Inc. 2024 Stock Incentive Plan
5.1	Opinion of BakerHostetler LLP, counsel to the Registrant
23.1	Consent of BakerHostetler LLP (included in Exhibit 5.1)
23.2	Consent of Kreston GTA LLP, independent registered public accounting firm for the Registrant
24.1	Powers of Attorney (included on the signature pages of this Registration Statement)
107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on this 22nd day of May, 2024.

GAMESQUARE HOLDINGS, INC.

By:	/s/ Justin Kenna
Justin Kenna
Chief Executive Officer and Director; Principal Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Justin Kenna, Michael Munoz and John Wilk, and each of them singly, as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution, for the undersigned in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as the undersigned might or could do in person, hereby and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, proxy and agent, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Name	Title	Date

/s/ Justin Kenna	Chief Executive Officer and Director	May 22, 2024
Justin Kenna	(Principal Executive Officer)

/s/ Michael Munoz	Chief Financial Officer	May 22, 2024
Michael Munoz	(Principal Financial Officer)

/s/ Lou Schwartz	President and Director	May 22, 2024
Lou Schwartz

/s/ Stuart Porter	Director	May 22, 2024
Stuart Porter

/s/ Tom Walker	Director	May 22, 2024
Tom Walker

/s/ Travis Goff	Director	May 22, 2024
Travis Goff

/s/ Jeremi Gorman	Director	May 22, 2024
Jeremi Gorman

/s/ Paul Hamilton	Director	May 22, 2024
Paul Hamilton

/s/ Nick Lewin	Director	May 22, 2024
Nick Lewin